July 7, 2000

Securities and Exchange Commission
Washington, D.C.

	Re:  Loanspaid.com, Inc.

To Whom It May Concern:

Loanspaid.com, Inc. is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Nevada. Loanspaid has full corporate powers to own its property and conduct its business, as such business is described in the prospectus. Loanspaid is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

This opinion is given in connection with the registration with the Securities and Exchange Commission of two million (2,000,000) shares of common stock at a price of $0.05 per share, for sale in Loanspaid's proposed public offering.

We have acted as counsel to Loanspaid in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which such shares are being registered and, in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of Loanspaid and interviewed representatives of Loanspaid to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of Loanspaid.

All of the 2,000,000 shares being registered are now authorized but unissued shares.

Based upon the foregoing, we are of the opinion that the 2,000,000 shares of common stock of Loanspaid being registered for sale by Loanspaid, when issued and sold pursuant to this Registration Statement will be legally issued, fully paid and non-assessable.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.

Very truly yours,

/s/

Shawn F. Hackman, Esq.
Shawn F. Hackman, a PC.